Exhibit (2)(k)(4)

                        CITIGROUP ALTERNATIVE INVESTMENTS
                     MULTI-ADVISER HEDGE FUND PORTFOLIOS LLC

                                POWER OF ATTORNEY



The person whose signature appears below hereby appoints Clifford De Souza, Janet Holmes and Claudio Machetto and each of them, any of whom may act without the joinder of others, as such person's attorney-in-fact to sign and file on such person's behalf individually and in the capacity stated below such registration statements, amendments, post-effective amendments, exhibits, applications and other documents with the Securities and Exchange Commission or any other regulatory authority as may be desirable or necessary in connection with the public offering of shares of Citigroup Alternative Investments Multi-Adviser Hedge Fund Portfolios LLC.



/S/
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Name:
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Title: Director


Date: